UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2021

INOTIV, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

2701 KENT AVENUE
WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Name of exchange
Title of each class	Trading Symbols	on which registered
Common Shares	NOTV	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into or Amendment of a Material Definitive Agreement.

On September 27, 2021, Inotiv, Inc. (the “Company”) issued $140,000,000 principal amount of its 3.25% Convertible Senior Notes due 2027 (the “Notes”). The Notes were issued pursuant to, and are governed by, an indenture (the “Indenture”), dated as of September 27, 2021, among the Company, the guarantor named therein and U.S. Bank National Association, as trustee (the “Trustee”). Pursuant to the purchase agreement between the Company and the initial purchaser of the Notes, the Company granted the initial purchaser an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $15,000,000 principal amount of Notes. The Notes issued on September 27, 2021 include $15,000,000 principal amount of Notes issued pursuant to the full exercise by the initial purchaser of such option.

The Company intends to use the net proceeds from the offering of Notes, together with borrowings under a new senior secured term loan facility, to fund the cash purchase price of the Company’s previously announced acquisition of Envigo RMS Holding Corp., if it is consummated, and to pay related fees and expenses.

The Notes will be the Company’s senior, unsecured obligations and will be (i) equal in right of payment with the Company’s existing and future senior, unsecured indebtedness; (ii) senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated to the Notes; (iii) effectively subordinated to the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s non-guarantor subsidiaries. The Notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by BAS Evansville, Inc., a wholly owned subsidiary of the Company (the “Guarantor”).

The Notes will accrue interest at a rate of 3.25% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2022. The Notes will mature on October 15, 2027, unless earlier repurchased, redeemed or converted. Before April 15, 2027, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after April 15, 2027, noteholders may convert their Notes at any time at their election until the close of business on the scheduled trading day immediately before the maturity date. The Company will settle conversions by paying or delivering, as applicable, cash, its common shares or a combination of cash and its common shares, at the Company’s election. However, until the Company obtains the shareholder approval required by the listing standards of The NASDAQ Capital Market, if at all, and the Company has increased the number of its authorized common shares and reserved a sufficient number of its common shares solely for issuance upon conversion of the Notes, the Company will settle all conversions of Notes entirely in cash. The initial conversion rate is 21.7162 common shares per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $46.05 per common share. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Notes will be redeemable, in whole and not in part, at the Company’s option at any time on or after October 15, 2024 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per common share of the Company exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such notice. The redemption price will be a cash amount equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, calling the Notes for redemption pursuant to the provisions described in this paragraph will constitute a Make-Whole Fundamental Change, which will result in an increase to the conversion rate in certain circumstances for a specified period of time.

In addition, if the pending Envigo acquisition has not closed as of the close of business on June 30, 2022, or if, before such time, the related Envigo merger agreement is terminated in accordance with its terms or the Company’s board of directors determines, in its good faith judgment, that the Envigo acquisition will not occur, then the Notes will be redeemable, in whole and not in part, at the Company’s option, on a redemption date occurring on or before October 3, 2022, at a cash redemption price equal to 101% the principal amount of the notes to be redeemed, plus accrued and unpaid interest, plus the “Applicable Premium” (as defined in the Indenture).

If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common shares.

The Notes will have customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the failure by the Company or the Guarantor to comply with certain covenants in the Indenture relating to the ability of the Company or the Guarantor to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company or the Guarantor, as applicable, and its subsidiaries, taken as a whole, to another person; (iv) a default by the Company or the Guarantor in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (v) certain defaults by the Company, the Guarantor or any of their respective subsidiaries with respect to indebtedness for borrowed money of at least $20,000,000; (vi) the rendering of certain judgments against the Company, the Guarantor or any of their respective subsidiaries for the payment of at least $20,000,000, where such judgments are not discharged or stayed within 60 days after the date on which the right to appeal has expired or on which all rights to appeal have been extinguished; and (vii) certain events of bankruptcy, insolvency and reorganization involving the Company, the Guarantor or any of their respective significant subsidiaries; and (viii) the guarantee of the Notes ceases to be in full force and effect (except as permitted by the Indenture) or the Guarantor denies or disaffirms its obligations under its guarantee of the Notes.

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company or the Guarantor (and not solely with respect to a significant subsidiary of the Company or the Guarantor) occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive special interest on the Notes for up to 180 days at a specified rate per annum not exceeding 0.50% on the principal amount of the Notes.

The above description of the Indenture and the Notes is a summary and is not complete. A copy of the Indenture and the form of the certificate representing the Notes are filed as exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Indenture and the Notes set forth in such exhibits.

Item 2.03. Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 3.02. The Notes were issued to the initial purchaser in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), in transactions not involving any public offering. The Notes were resold by the initial purchaser to persons whom the initial purchaser reasonably believes are “qualified institutional buyers,” as defined in, and in accordance with, Rule 144A under the Securities Act. Any common shares of the Company that may be issued upon conversion of the Notes will be issued in reliance upon Section 3(a)(9) of the Securities Act as involving an exchange by the Company exclusively with its security holders. Initially, a maximum of 4,104,366 common shares of the Company may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 29.3169 common shares per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions.

Item 7.01 Regulation FD Disclosure.

On September 22, 2021, the Company issued a press release with respect to the pricing of its Convertible Senior Notes offering, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. On September 27, 2021, the Company issued a press release with respect to the closing of its Convertible Senior Notes offering, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.2 and is incorporated herein by reference. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description
4.1	Indenture, dated as of September 27, 2021, among Inotiv, Inc., the guarantor named therein and U.S. Bank National Association, as trustee.
4.2	Form of certificate representing the 3.25% Convertible Senior Notes due 2027 (included as Exhibit A to Exhibit 4.1).
99.1	Press release issued by the Company dated September 22, 2021
99.2	Press release issued by the Company dated September 27, 2021
104	Cover page interactive data file (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Inotiv, Inc.

Date: September 27, 2021	By:	/s/ Beth A. Taylor
Beth A. Taylor
Chief Financial Officer
Vice President - Finance